Icahn Enterprises L.P.

Investor Contact:
Andrew R. Skobe
Interim CFO
(646) 861-7500

FOR IMMEDIATE RELEASE: March 12, 2008

ICAHN ENTERPRISES L.P. ANNOUNCES INCREASED QUARTERLY DISTRIBUTION AND EARNINGS CALL

New York, NY—Icahn Enterprises L.P. announced today that the Board of Directors has approved an increase from $.15 to $.25 in its quarterly cash distribution to depositary unit holders for the first quarter of 2008. The increase reflects Icahn Enterprises strong liquidity, enhanced, in part, by the recent closing of the sale of the company’s Nevada gaming operations. The distribution is payable on April 1, 2008 to holders of record at the close of business on March 18, 2008.

Icahn Enterprises L.P. also announced that it will hold a conference call to discuss financial and operational results for fiscal year 2007 on Tuesday, March 18, 2008 at 10:00 a.m. Eastern Time.

Conference Call Information: The webcast will be broadcast live and may be joined by visiting Icahn Enterprises L.P.’s website at http://www.IcahnEnterprises.com. It will also be archived and made available at on the website under the Investor Relations Section. For those wishing to monitor only the audio portion of the webcast, a dial-in number has been established. The dial-in number for domestic callers is 800 938.1410. The international access number is 702 696.4768. Callers should provide the operator with either the confirmation id number 38928064 or the event title: Icahn Enterprises L.P. - 4th Qtr 2007 Earnings Call.

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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in three primary business segments: Investment Management, Metals, Real Estate and Home Fashion. For more information, please visit the company’s website at www.IcahnEnterprises.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to substantial competition, rising operating costs and economic downturns; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, changes in domestic and international laws governing private funds and loss of key employees; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage and competition for investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

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